Exhibit 12

            INTERNATIONAL MULTIFOODS CORPORATION AND SUBSIDIARIES

        Schedule of Computation of Ratio of Earnings to Fixed Charges
                                   (unaudited)

                               (dollars in thousands)



                                       THREE MONTHS ENDED   NINE MONTHS ENDED
                                       Nov. 30,  Nov. 30,   Nov. 30,  Nov. 30,
                                          1993      1992       1993      1992

Earnings (loss) before
  income taxes (1)                     $20,282   $24,105    $(2,409)  $48,876
  Plus: Fixed charges (2)                5,545     6,426     16,971    19,348
  Less: Capitalized interest              (420)     (271)      (593)     (712)

Earnings available to cover
  fixed charges(3)                     $25,407   $30,260    $13,969   $67,512

Ratio of earnings to fixed charges(3)     4.58      4.71        .82      3.49


(1) Earnings(loss) before income taxes have been adjusted to reflect income received (but not undistributed amounts) from less-than-fifty-percent-owned subsidiaries. Earnings(loss) before income taxes have also been adjusted to exclude losses from less-than-fifty-percent-owned subsidiaries.

(2) Fixed charges consisted of the following:

                                      THREE MONTHS ENDED    NINE MONTHS ENDED
                                       Nov. 30,  Nov. 30,   Nov. 30,  Nov. 30,
                                          1993      1992       1993      1992
Interest expense, gross                 $3,227    $3,941    $ 9,845   $11,971
Rentals (1/3)                            2,318     2,485      7,126     7,377
  Total fixed charges                   $5,545    $6,426    $16,971   $19,348


(3) For the nine months ended November 30, 1993, earnings are inadequate to cover fixed charges. The resulting deficiency is $3,002 for the nine-month period. The deficiency is the result of unusual items which are described in
Note 4 to the consolidated condensed financial statements. Exclusive of these unusual items, the ratio of earnings available to cover fixed charges would have been 3.62 for the nine months ended November 30, 1993.